                                                                     EXHIBIT 4.7


DATED                                                           JANUARY 25, 1991






                               SPECTRA-TEK UK LTD

                                     - and -

                                     [NAME]




                         ------------------------------

                                SERVICE AGREEMENT

                         ------------------------------

                                     INDEX

Clause No.                                                              Page No.
----------                                                              --------
1.  DEFINITIONS                                                             2
2.  APPOINTMENT                                                             3
3.  TERM                                                                    3
4.  DUTIES AND DEVOTION TO DUTIES                                           4
5.  PLACE OF WORK/REPORTING STRUCTURE                                       5
6.  REMUNERATION/BENEFITS                                                   5
7.  EXPENSES                                                                6
8.  MOTOR CAR                                                               6
9.  HOLIDAYS AND ILLNESS                                                    7
10. INTELLECTUAL PROPERTY                                                   8
11. CONFIDENTIALITY                                                         8
12. DELIVERY UP OF DOCUMENTS                                                9
13. RESTRICTIONS                                                            9
14. TERMINATION                                                            11
15. PRIOR RIGHTS/SURVIVING CLAUSES                                         12
16. RESIGNATION OF OFFICES                                                 12
17. WAIVER                                                                 13
18. BENEFIT                                                                13
19. NOTICES                                                                13
20. PRIOR AGREEMENTS                                                       13
21. CONTINUOUS EMPLOYMENT                                                  14
22. EMPLOYMENT PROTECTION (CONSOLIDATION)
    ACT 1978                                                               14
    THE SCHEDULE                                                           15

THIS AGREEMENT is made the                 day of               1991 BETWEEN
SPECTRA-TEK UK LTD, Swinton Grange, Malton, North Yorkshire, YO17 0QR (hereinafter called "the Company") of the one part and [NAME AND ADDRESS] (hereinafter called "the Employee") of the other part.

WHEREBY IT IS AGREED as follows:-

1.       DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

"the Board" means the Board of Directors of the Company.

"the Commencement Date" means the first day of February 1991.

"Confidential                    Information" means information relating to the
                                 business, products, affairs and finances of the Company or of any Group Company (including without limitation accounting methods and marketing information) for the time being confidential to the Company or to the respective Group Company or treated by the Company or by the respective Group Company as such and trade secrets (including without limitation formulae, processes, methods, inventions, technical data and know-how) relating to the business of the company or of any Group Company.

"Group Company"                  means and includes any company which is from
                                 time to time (a) a holding company (as defined by s.736 of the Companies Act 1985) of the Company, or (b) a subsidiary company (as so defined) of the Company, or (c) a subsidiary company (as so defined) of a holding company of the Company and "holding company" and "subsidiary company" shall, when used individually, be so defined.

"termination date"               means the effective termination date of the
                                 employment hereunder as defined by the
                                 Employment Protection (Consolidation) Act 1978.

"the Spectra-Tek Group"          means Spectra-Tek International Limited
                                 or any holding company of Spectra-Tek
                                 International Limited or any subsidiary company of Spectra-Tek International Limited or such holding company (the expressions "holding company" and "subsidiary company" being as defined in s.736 of the Companies Act 1985).

1.2 Any reference in this Agreement to a statutory provision includes any statutory modification or re-enactment of it or the provision to which reference is made.

2.       APPOINTMENT

         The Company shall employ the Employee and the Employee shall serve the Company as Financial Director or in such other capacity as the Company may from time to time reasonably require.

3.       TERM

3.1 The Employment of the Employee hereunder shall (subject as hereinafter provided) commence on the commencement date and continue thereafter unless and until terminated by the Company giving to the Employee not less than three years' written notice of termination, or by the Employee giving to the Company not less than one year's written notice of termination provided that in any event the employment shall cease on the last day of the month in which the employee attains the age of sixty years.

3.2 In the following circumstances, the written notice which the Employee is required to give to the Company will be reduced to three months:-

         3.2.1 if more than 50% of the shares in Spectra-Tek International Limited is acquired by a person other than Spectra-Tek Limited or another company in the Spectra-Tek Group or Messrs.
                  Gibson, Butler, Webb and Reed;

         3.2.2 if any one or more of a competitor of the Spectra-Tek Group or Mr. S.R. Greener or Mr. C.W. Shaw or any persons acting in concert with them acquires effective control over the Board of the Company or Spectra-Tek International Limited.

4.       DUTIES AND DEVOTION TO DUTIES

4.1 The Employee shall well and faithfully serve the Company, use his utmost endeavours to promote its interests, and shall comply with all obligations and duties in relation to the Company placed on him by law in his capacity as director. He shall assume such office, perform such duties and exercise such powers in relation to the conduct and management of the affairs of the Company and any Group Company that may from time to time be assigned to or vested in him by or at the direction of the Board and shall give to the Board such information concerning the affairs of the Company and any Group Company as the Board shall require and at all times shall conform to the reasonable and lawful directions of the Board. Further, the Employee shall at all times comply with all the rules and regulations of the Company for the time being in force.

4.2 Without prejudice to the Employee's duty of fidelity to the Company and to any Group Company, the Employee shall devote the whole of his time, attention and abilities during normal business hours and at such other times as the Company or his duties may reasonably require to the business affairs of the Company and any Group Company unless prevented by ill-health or injury from doing so.

4.3 The Employee shall not, either on his own account or as the Employee of others or otherwise be engaged or concerned in any business or engagement other than that of the Company or any Group Company except with the prior written consent of the Board but the Employee may nevertheless be or become a minority holder for investment purposes only of any securities of any company provided that he does not hold directly or indirectly more than 10 per cent of the securities of any one company.

4.4 The Company shall be under no obligation to provide any work for the Employee during any period of notice to terminate this Agreement given either by the Company or the Employee. The Company may at any time during such period suspend the Employee on full pay and benefits from his employment or exclude him from the premises of the Company.

5.       PLACE OF WORK

5.1 The Employee will work at the offices of the Company at Swinton Grange, Malton, North Yorkshire or at such other places within reasonable daily travelling distance of such offices as the Board may require from time to time for the proper performance of his duties hereunder.

6.       REMUNERATION/BENEFITS

6.1 The Company shall pay to the Employee during the continuance of his employment a salary at the rate of (pound)44,000 per annum or such higher rate as the Company shall from time to time decide. In the event of any such increase of salary being notified by the Company to the Employee such increase shall thereafter have effect as if it were specifically provided for as a term of this Agreement. The said salary shall unless otherwise agreed in writing include any sums receivable as Director's fees or other remuneration from the Company or any Group Company and shall accrue daily and be payable by equal monthly instalments in arrears on the last day of each calendar month.

6.2 The Employee shall continue as a member of such appropriate schemes for life assurance, permanent health insurance, medical expenses and personal accident maintained by the Company upon and subject to the rules and provisions of any such scheme.

6.3 The Company shall pay to the approved pension scheme of the Employee an amount equal to 20% of the Employee's annual salary as specified in sub-clause 6.1 above or such higher figure as may from time be determined by the Company and notified to the Employee in writing. The contributions shall be paid in 12 equal monthly parts in arrears at the end of each calendar month.

6.4 The Employee shall at the invitation of the Board and on terms which the Board may prescribe, be eligible for membership of any profit sharing scheme which may be introduced.

7.       EXPENSES

         The Employee shall be reimbursed by the Company all travel, hotel and other out-of-pocket expenses reasonably and properly incurred by him in the discharge of his duties subject to the production of any vouchers or other evidence of such expenses as the Company may from time to time reasonably require.

8.       MOTOR CAR

8.1 The Company shall supply the Employee with a car deemed by the Board to be suitable and commensurate with his status for the performance of his duties hereunder the leasing or other rental or deferred purchase cost of which shall not exceed (pound)1,200 per month (increasing annually by the same percentage amount as the percentage increase in the United Kingdom Retail Price Index for that period or at such other higher rate as may be determined upon and notified by the Company to the Employee).

8.2 The Company shall pay such running costs in respect of such car as are incurred while on Company business together with all insurance and maintenance costs except where damage is incurred as a result of the Employee's negligent use of the car. The Company shall permit the Employee the use of such car for private use subject to any conditions specified by the Company. The Employee shall ensure at all times that when the car is driven on the road it is in the state and condition required by the law of the country in which it is being driven and that if so required a current test certificate is in force in respect of it. The Employee shall ensure that he holds a current driving licence.

9.       HOLIDAYS AND ILLNESS

9.1 In addition to United Kingdom statutory and other public holidays, the Employee shall be entitled to thirty working days paid holiday and such additional paid holidays each year as may be agreed by the Board, to be taken at times agreed by the Board.

9.2 Any unused entitlement shall not be carried forward into the following holiday year without the consent of the Board and shall, in any event, not be carried forward beyond the end of the following holiday year (which expression shall mean 1st January to 31st December).

9.3 The Employee is entitled to be paid during any period of absence from work due to sickness or injury, subject however to the provisions of clause 14.2 and also subject to the right of the Company to deduct from the remuneration of the Employee the amount of income benefit which he is entitled to claim in consequence of sickness or accident under any scheme for the time being in force of which by virtue of his employment by the Company he is a non-contributory member:

 9.4 In the event that the Employee is incapable of performing his duties by reason of injury sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party, all payments made to the Employee by the Company by way of remuneration shall to the extent that compensation is recoverable from that third party constitute loans by the Company to the Employee (notwithstanding that as an interim measure income tax has been deducted from such payments as if they were emoluments of employment) and shall be repaid when and to the extent that the Employee recovers compensation for loss of earnings from that third party by action or otherwise.

10.      INTELLECTUAL PROPERTY

10.1 Any work in which copyright may subsist and any discovery invention secret process or improvement in each case made or discovered by the Employee during his employment ("Intellectual Property") shall forthwith be disclosed to the Company.

10.2 Any Intellectual Property made or originated by the Employee in the course of his normal duties or duties assigned to him and which relate to the affairs of the company or any Group Company shall belong to and be the absolute property of the Company.

10.3 If and whenever required to do so by the Company the Employee shall execute a formal assignment of all of his rights and at the expense of the Company shall apply or join with the Company or its nominee in applying for letters patent or other equivalent protection in the United Kingdom and in any other part or parts of the world for any such discovery invention process or improvement and shall at the expense of the Company execute all instruments and do all things necessary for vesting such letters patent or other equivalent protection when obtained in the Company or its nominee.

10.4 The Employee will not seek to assert any Moral Rights (as defined in Sections 77 and 80 of the Copyright Design and Patent Act 1988) against the Company.

11.      CONFIDENTIALITY

11.1 Given the nature of the work undertaken by the Company and the involvement that the Employee will have in all aspects of the Company's business, the Employee will have direct access to Confidential Information the disclosure of which could be extremely damaging to the business of the Company or any Group Company. In order to protect the confidentiality of that information and without prejudice to every other duty which the Employee has to keep secret all information given to him or gained in confidence, the Employee recognises that the terms of this clause are necessary and reasonable.

11.2 The Employee shall not either during the continuance of this Agreement (otherwise than in the performance of his duties hereunder) or thereafter, without the consent in writing of the Company first being obtained, make use of in any way whether on his own account or on the account of any other, or divulge to any person firm or company, and he shall during the continuance of this Agreement use his best endeavours to prevent the publication or disclosure of, any Confidential Information which has or may come to his knowledge during the continuance of this Agreement or previously or otherwise.

12.      DELIVERY UP OF DOCUMENTS

         Upon the termination of this Agreement the Employee shall deliver up to the Company or its authorised representatives all books, plans, statistics, documents, computer discs, computer print-outs or computer programmes or software, records, papers or property of whatsoever nature which may be in his possession or control and relate in any way to the business or affairs of the Company or of any Group Company and no copies shall be retained by him.

13       RESTRICTIONS

13.1 During a period of one year following the termination of the Employee's employment hereunder the Employee will not, whether by himself, by his servants or agents or otherwise howsoever:-

         13.1.1 be employed by, or enter into partnership with, employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, firm or company of, any person who to his knowledge was at the date of termination, or within the period of two years preceding that date had been a senior employee of the Company or of any Group Company;

         13.1.2 directly or indirectly canvass or solicit or endeavour to entice away from the Company the business of any person (a) who at, or at any time during the period of two years prior to, the termination date shall have to his knowledge been a customer, client or agent of, or who has had any dealings with, the Company or any Group Company and (b) with whom the Employee shall had any contact in the normal course of his employment during that period of two years, provided that nothing in this sub-clause shall prohibit any activities of the Employee which are not in direct or indirect competition with any business carried on by the Company or by any Group Company at the date of termination;

         13.1.3 supply, carry out or undertake any product or service similar to those offered by the Company or by any Group Company, in respect of the provision of which the Employee was engaged to a material extent during his employment with the Company to or for any person (a) who at, or at any time during the period of two years prior to, the termination date shall have, to his knowledge, been a customer, client or agent of, or who was in the habit of dealing with, the Company or any Group Company and (b) with whom the Employee shall have had any contact in the normal course of his employment during that period of two years.

13.2 At any time after the termination of his employment hereunder howsoever occasioned the Employee shall not directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or with any Group Company.

13.3 If the Company or any Group Company shall have obtained any confidential information from any third party under an agreement which includes restrictions on disclosure known to the Employee the Employee shall not, without the written consent of the Company, at any time infringe such restrictions.

13.4 The Employee acknowledges that the duration, extent and application of each of the restrictions in this clause are not greater than is necessary for the protection of the interests of the Company or any Group Company and if any of the restrictions are adjudged to go beyond what is properly considered reasonable in all the circumstances but would be adjudged reasonable if part or parts thereof was or were deleted then the Employee agrees that the restrictions shall continue to apply save for the deletion of the offending part or parts.

13.5 Each of the sub-clauses of Clause 13.1 and Clauses 13.2 to 13.4 inclusive above shall be deemed to constitute a separate agreement and shall be construed independently of the others.

14.      TERMINATION

14.1 In any of the following circumstances the Company may terminate this Agreement by written notice taking effect on the date of its service in which case the Employee shall not be entitled to any further payment from the Company except such sums as shall then have accrued due:

          14.1.1 if the Employee shall be guilty of any gross misconduct or serious breach or non-observance of any of the provisions of the Agreement or shall neglect or fail (otherwise than by reason of accident or ill health) or shall refuse to carry out the duties required of him hereunder or shall be guilty of any gross negligence in relation to his duties hereunder;

          14.1.2 if the Employee shall be guilty of a criminal offence and sentenced (expect in a case not involving dishonesty) to a term of imprisonment;

          14.1.3 if the Employee shall commit any act of bankruptcy or shall take advantage of any statute for the time being in force offering relief for insolvent debtors;

          14.1.4 if the Employee shall commit any other act which would prohibit him by law from being a director.

14.2 If the Employee shall at any time become or be unable properly to perform his duties hereunder by reason of ill-health accident or otherwise for a period or periods aggregating at least 180 days in any period of 12 consecutive calendar months the Company may by not less than three month's notice in writing determine this Agreement but any such notice of determination shall be given by the Company within three months after such period or periods totalling 180 days.

15.      PRIOR RIGHTS/SURVIVING CLAUSES

         The expiration of or termination of this Agreement howsoever caused shall not prejudice any claim which either party may have against the other in respect of any antecedent breach of contravention of or non-compliance with any provision hereof nor shall it prejudice the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

16.      RESIGNATION FROM OFFICES

         Upon the determination of this Agreement howsoever arising the Employee shall at any time or from time to time thereafter upon the request of the Company resign without claim for compensation from all offices held by him in the Company and any Group Company and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents or things necessary or requisite to give effect thereto provided that the provisions of this clause shall be without prejudice to any claim which the Employee may have otherwise in relation to the termination of his employment.

17.      WAIVER

         Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed to be a waiver of such terms, covenants, or conditions nor shall any waiver or relinquishment of any right or power hereunder at any time or times be deemed to be a waiver or relinquishment of such right or power at any other time or times.

18.      BENEFIT

         Except as otherwise herein expressly provided this Agreement shall inure to the benefit of and be binding upon the Company its successors and assigns, including but not limited to, any corporation which may acquire all or substantially all the Company's assets and business or with which the Company may be consolidated or merged.

19.      NOTICES

         Any notice hereunder shall be given in writing by either party to the other and may be delivered or sent by registered post addressed in the case of the Company to its Registered Office and in the case of the Employee to his address last known to the Company and any such notice shall in the case of delivery be deemed to have been served at the time or delivery and in the case of posting at the expiration of twenty-four hours after it has been placed in the Post Office.

20.      PRIOR AGREEMENTS

         This Agreement is in substitution for all previous contracts of service express or implied between the Company or any Group Company and the Employee, which shall be deemed to have been terminated by mutual consent from the date hereof.

21.      CONTINUOUS EMPLOYMENT

         The previous employment of the Employee shall be reckoned as continuous employment with the Company. Accordingly the Employee's period of continuous employment with the Company shall be deemed to have commenced on 3rd September 1973.

22.      EMPLOYMENT PROTECTION (CONSOLIDATION) ACT 1978

         Such additional particulars as are required in a statement of terms of employment are contained in the Schedule which shall form a part of this Agreement.

         IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above-written

         SIGNED by                                  )
         [                                         ])

         --------------------------------------------
         a Director and by                          )        Director
         [                                         ])
         the Secretary/a Director                   )
         duly authorised for and                    )
         on behalf of                               )

         --------------------------------------------
         SPECTRA-TEK UK LIMITED                     )        Director/Secretary

         SIGNED and DELIVERED by

         [NAME]                                               )
                                                              )

         --------------------------------------------
         in the presence of:

         Witness:
                             --------------------------------------------

         Address:
                             --------------------------------------------

         Occupation:
                             --------------------------------------------

                                  THE SCHEDULE

                       PARTICULARS OF TERMS OF EMPLOYMENT

In accordance with the Employment Protection (Consolidation) Act 1978, the following terms of the Director's appointment apply on the date of the Agreement as provided therein:-

 a)    TITLE                                  see Clause 2

 b)    REMUNERATION                           see Clause 6

 c)    HOURS OF WORK                          there are no fixed hours -
                                              see Clause 4

 d)    HOLIDAYS                               see Clause 9

 e)    SICKNESS OR INJURY                     see Clause 9

 f)    PENSION                                there is no pension scheme
                                              applicable to the Employee but the
                                              Employee is a member of an
                                              approved Pension Scheme to which
                                              the Company has agreed to
                                              contribute - see Clause 6.3

 g)    NOTICE                                 see Clauses 3 and 14

 h)    DISCIPLINE AND GRIEVANCE
       PROCEDURE                              there are no fixed disciplinary
                                              rules applicable to this
                                              appointment. In the event that the
                                              Employee is dissatisfied with any
                                              action against him or has any
                                              grievance relating to his
                                              employment, he should apply in the
                                              first instance to the Chairman of
                                              the Board, who will either propose
                                              a solution or refer the matter to
                                              the Board for its attention.

 i)    CONTINUOUS EMPLOYMENT                  the previous employment of the
                                              Employee shall be reckoned as
                                              continuous employment with the
                                              Company - see Clause 21.

DATED                                                                       1996
--------------------------------------------------------------------------------





                        SPECTRA-TEK INTERNATIONAL LIMITED


                                      and -

                                     [NAME],





--------------------------------------------------------------------------------
                              SUPPLEMENTAL SERVICE
                                    AGREEMENT
--------------------------------------------------------------------------------







                             Rollit Farrell & Bladon
                                Wilberforce Court
                                   High Street
                                  HULL HU1 1YJ

                               Tel: (01482) 323239
                               Fax: (01482) 326239

THIS AGREEMENT is dated the 28th day of May 1996

B E T W E E N:-

SPECTRA-TEK INTERNATIONAL LIMITED whose registered office is at Swinton Grange, Malton, North Yorkshire Y017 0QR ("the Company") and

[NAME AND ADDRESS] ("the Employee")


WHEREAS

(1) This Agreement is supplemental to a service agreement between Spectra-Tek UK Limited and the Employee dated 25th January 1991 which was varied by a Board Resolution dated 25th April 1991 ("the Service Agreement").

(2) On the 1st April 1995 the Employee agreed that the Service Agreement and his employment should be transferred to the Company which from that date has been his employer. Since 1st April 1995 the Company has provided the Employee's services to other Group Companies including Spectra-Tek UK Limited.

(3) The Company and the Employee have agreed to vary the terms of the Service Agreement as set out herein.

(4) The terms of this Agreement are subject to the completion of the acquisition of the shares in the Company by Daniel International Holdings Limited (a subsidiary company of Daniel).

IT IS HEREBY AGREED

1.       Interpretation

         1.1 Words and expressions which are defined in the Service Agreement are to bear the same meaning in this Agreement and for the avoidance of doubt all references to "the Company" shall mean Spectra-Tek International Limited whether in this Agreement or in the Service Agreement.

         1.2 "Completion Date" shall mean the date the sale and purchase of the shares in the Company is completed in accordance with clause 4 of an agreement ("the Sale Agreement) dated 28 May 1996 for the acquisition of the shares in the Company by Daniel International Holdings Limited.

         1.3      "Daniel" shall mean Daniel Industries Inc

2.       AMENDMENTS OF THE SERVICE AGREEMENT

         2.1 Clause 3 of the Service Agreement shall be deleted in its entirety and the wording set out below shall be substituted:-

                  3.1 "The employment of the Employee shall commence on the Completion Date and shall continue for a fixed term of three years subject to clause 3.2 below

                  3.2 The Employee shall have the right to terminate this agreement where there is a change of control (as defined in clause 3.3) of the Company by giving three months notice within three months of the event which triggers the change of control.

                  3.3 For the purpose of clause 3.2 a change of control of the Company shall be regarded as having occurred if:-

                           3.3.1. Any third party (or group of third parties acting together) acquires control of the composition of the Board of Directors of the Company within the meaning of section 736
                                    (2) of the Companies Act 1985 or

                           3.3.2. Any third party (or group of third parties acting together) becomes entitled to exercise more than 50% of the voting rights attributable to the share capital of the Company.

                  3.4 The Employee shall have the right to terminate this agreement where there is a change of control (as defined in clause 6 of this Agreement) of Daniel by giving three months notice within three months of the event which triggers the change of control.

                  3.5 The Employee has the right at any time during this Agreement to terminate this agreement by giving three months notice where an Event of Termination (as defined in clause 7 of this Agreement) has occurred, such notice to be given within three months of the occurrence of the Event"

         2.2 In clause 6.1 of the Service Agreement the figure of (pound)44,000 (as subsequently increased to (pound)126,000) shall be deleted and the figure of (pound)90,000 shall be substituted. An additional sentence shall be added to clause
                  6.1 as follows:-

                  6.1 "The Company shall review the Employee's salary on each anniversary of the Completion Date when it can increase (but not decrease) the Employee's salary."

         2.3 Clause 6.3 of the Service Agreement shall be deleted and the following substituted:-

                  6.3 "The Company shall pay to the Employee's Approved Pension Scheme an amount equal to 15% of the Employee's annual salary as specified in sub-clause
                           6.1 above. The contribution shall be paid in 12 equal monthly parts in arrears at the end of each current month".

         2.4 Clause 6.4 of the Service Agreement shall be deleted and the following substituted:-

                  6.4 "The Company will introduce a bonus plan with effect from 1st April 1996 and the Employee will be eligible for a bonus of up to 50% of his basic annual salary half of which will be dependent on the Company's achievement of its operational goals, (such goals to be set by the Board) the other half being dependent on the achievement by Daniel of its target earnings, (such goals and targets to be set by the Chief Executive of Daniel from time to time)."

         2.5 In clause 8.1 of the Service Agreement the figure of(pound)1,000 per month shall be substituted for the figure of(pound)1,200

         2.6 A new clause shall be added to the Service Agreement as follows:

                  "The Company hereby undertakes that it will not save with the express consent in writing of the Employee either during the term of this Agreement or for a period of 50 years thereafter make any alteration to the Rules, Constitution or otherwise of the Employee's Approved Pension Scheme with the Company whereby the benefits under the Scheme or the Rules under which the benefits may be taken by the Employee shall be in any manner varied"

3.       This Agreement shall have full force and effect from the Completion
         Date.

4. Save as set out herein the Company and the Employee confirm in all respects the provisions of the Service Agreement.

5.       CONSIDERATION FOR THE VARIATION

         In consideration of the Employee agreeing to enter into certain restrictions on competing against the Company and Daniel contained in the Sale Agreement and the variations to his Service Agreement set out in this Agreement, the Company has agreed:-

         5.1 Within 30 days of this Agreement the Company shall pay to the Employee the sum of (pound)50,000 (subject to such tax and national insurance as the Company is obliged by law to deduct) and

         5.2 On each of 28 May 2000 and on 28 May 2001 (or if earlier on the date on which a change of control of the Company or of Daniel occurs) the Company shall pay to the Employee the sum of (pound)50,000 (subject to such tax and national insurance as the Company is obliged by law to deduct) and

         5.3 The Company undertakes to procure that Daniel issues to the Employee 30,000 non-assessable shares of Daniel Common Stock of $1.25 each (credited as fully paid) as follows:-

                  5.3.1   By issuing 10,000 shares on the Completion Date.

                  5.3.2 By issuing a further 10,000 shares on the 28 November 1997 and

                  5.3.3 By issuing the balance on the third anniversary of the Completion Date

                  5.3.4 In the event of a change of control of the Company (as defined in clause 3.3 above) any unissued shares shall be immediately issued to the Employee

                  5.3.5 If a change of control of Daniel occurs as defined in clause 6 any shares not issued immediately prior to the date on which change of control becomes effective shall be issued forthwith to the Employee.

         5.4 If the Employee leaves the employment of the Company or dies prior to any of the dates referred to in clauses 5.2 and 5.3 the following arrangements shall apply:

                  5.4.1 If the Employee dies then the said payments shall be made and the tranches of shares shall be issued on the dates referred to in clauses 5.2 and 5.3 but shall be paid or granted as the case may be to the Employee's Personal Representatives.

                  5.4.2 If the Employee ceases to be employed by the Company for any of the reasons set forth in clause 7 any payments not made or any shares not issued at the effective date of termination shall be issued forthwith to the Employee.

6.       CHANGE IN CONTROL OF DANIEL

                  A "Change in Control of Daniel" shall have occurred if, after the Completion Date:

                  6.1 a report on Schedule l2D shall be filed with the US Stock Exchange Commission pursuant to Section l3(d) of the US Exchange Act and that report discloses that any person (within the meaning of Section l3(d) of the Exchange Act), other than Daniel (or one of its subsidiaries) or any employee benefit plan sponsored by Daniel (or one of its subsidiaries), is the beneficial owner (as that term is defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of 20 percent or more of the outstanding Voting Stock;

                  6.2 any person (within the meaning of Section l3(d) of the Exchange Act), other than Daniel (or one of its subsidiaries) or any employee benefit plan sponsored by Daniel (or one of its subsidiaries), shall purchase securities pursuant to a tender offer or exchange offer to acquire any Voting Stock (or any securities convertible into Voting Stock) and, immediately after consummation of that purchase, that person is the beneficial owner (as that term is defined in Rule l3d-3 under the Exchange Act) directly or indirectly, of 20 percent or more of the outstanding Voting Stock (such person's beneficial ownership to be determined, in the case of rights to acquire Voting Stock, pursuant to paragraph (d) of Rule l3d-3 under the Exchange
                           Act);

                  6.3 the stockholders of Daniel shall approve (a) a merger or consolidation of Daniel with or into any other person, unless the sole purpose of the merger is to Daniel domicile within the United States of America,
                           (b) any sale, lease, exchange or other transfer of all or substantially all the assets of Daniel and its consolidated subsidiaries, (c) the dissolution of the Company, or (e) a transaction immediately after the consummation of which any person (within the meaning of Section l3(d) of the Exchange Act), directly or indirectly, of more than 50 percent of the outstanding Voting Stock; or

                  6.4 during any period of 12 consecutive months, the individuals who at the beginning of that period constituted the Board of Directors of Daniel shall cease to constitute a majority of the Board of Directors.

7.                TERMINATION

                  An "Event of Termination " shall have occurred if, after the Completion Date, any of the following shall occur

                  7.1.1    the Company shall:

                  7.1.1.1 assign to the Employee any duties inconsistent with the Employee's position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately prior to the date of this Agreement;

                  7.1.1.2 remove the Employee from, or fail to re-elect or appoint the Employee to, any position with the Company that was held by the Employee immediately prior to the date of this Agreement, except that a nominal change in the Employee's title shall not constitute such an event;

                  7.1.1.3 take any other action that results in a material diminution in such position, authority, duties or responsibilities;

                  7.1.1.4 reduce the Employee's basic annual salary provided for by this Agreement (as may be increased from time to time) ;

                  7.1.1.5 relocate the Employee's principal office more than 20 miles from Swinton Grange Malton North Yorkshire;

                  7.1.1.6 fail to continue in effect the profit sharing and pension plan of the Company in which the Employee is a participant by virtue of the Service Agreement and this Agreement, unless an equitable arrangement (embodied in a substitute or alternative plan) shall have been made with respect to such profit sharing or pension plan to continue the Employee's participation in any such plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to the Employee and the level of the Employee's participation relative to other participants, as exist by virtue of the Service Agreement and this Agreement;

                  7.1.1.7 fail to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee by virtue of the Service Agreement and this Agreement ;

                  7.1.1.8 take any action that would directly or indirectly materially reduce any other benefits that were provided to the Employee by the Company by virtue of the Service Agreement and this Agreement;

                  7.1.1.9 fail to provide the Employee with the number of paid vacation days to which the Employee was entitled

                  7.1.1.10 do any other act or omit to do anything which amounts to a significant breach going to the root of the Employee's contract of employment or which shows an intention no longer to be bound by one or more of the essential terms of the contract

9.       OPERATIVE LAW

         This Agreement is governed by and shall be construed in accordance with English Law.

IN WITNESS whereof this Agreement has been executed as a Deed by the Company and the Employee the day and year first hereinbefore written.

EXECUTED as a deed by affixing the  )
Common Seal of SPECTRA-TEK          )
INTERNATIONAL LIMITED in the        )
presence of the under named and     )
delivered at the date hereof        )

Director

Secretary


SIGNED as a deed by the said        )
[NAME]                              )
in the presence of the witness      )
named below and delivered at the    )
date hereof                         )


Witness

THIS AGREEMENT is dated the twelfth day of May, 1998

BETWEEN:

DANIEL INTERNATIONAL LIMITED ("DIL") whose registered office is at Swinton Grange, Malton, North Yorkshire YO17 0QR and

[NAME AND ADDRESS]
 (the "Employee")

WHEREAS this Agreement is supplemental to a service agreement between Spectra-Tek UK Limited and the Employee dated 25th January 1991, which was varied by a Board Resolution dated 25th April 1991 (together hereinafter described as "the Service Agreement") which was further varied by an agreement dated 1st April 1995 under which the Employee agreed that the Service Agreement and his employment should be transferred to Spectra-Tek International Limited ("the Company") and supplemented by a Supplemental Service Agreement dated the 28th day of May 1996 (the "Supplemental Agreement"); and

WHEREAS on the 30th April 1997 the Employee agreed that the Service Agreement and the Supplemental Agreement and his employment should be transferred to Daniel Europe Limited ("DEL") which from that date has been his employer; and

WHEREAS on the 11th May 1998 the Employee agreed that the Service Agreement and the Supplemental Agreement and his employment should be transferred to DIL which from that date has been his employer and which has provided his services to other Group companies owned or controlled by DIL; and

WHEREAS all the service under the Service Agreement and under earlier agreements between the Employee and DIL and its associate, subsidiary and holding companies is continuous employment as defined by the Transfer of Undertakings (Protection of Employment) Regulations 1981; and

WHEREAS, during the term of the Supplemental Agreement, Daniel may consider and desire to effect certain shifts in the organisation and reporting lines within the Daniel Measurement and Control Division ("M & C."), and, in connection with that reorganisation, would like the flexibility of changing the responsibilities and reporting lines of the Employee, provided that the Employee would not be assigned functions or responsibilities within M & C that are inconsistent with Employee's education, background or experience; and

WHEREAS the parties desire to amend the Supplemental Agreement to correct certain provisions, to clarify Daniel's ability to change the responsibilities of the Employee in connection with any restructuring of M & C, and to accelerate
(i) the issuance of the final 10,000 shares of Daniel Common Stock and (ii) the payment of UK100,000 Pounds Sterling (through payment of the discounted present value thereof), to which the Employee would be entitled under the Supplemental Agreement, all as more fully set forth herein; IT IS HEREBY AGREED:

1. Words and expressions which are defined in the Service Agreement or Supplemental Agreement and not otherwise defined herein are to bear the same meaning as they do in such other Agreements.

         1.1 Daniel Measurement and Control shall mean the businesses and operations of DIL and Daniel Measurement & Control, Inc. that are engaged in the design, manufacture and sale of products (including electronic instruments) and systems designed to measure the rates of flow and accumulated volumes of liquids and gases, primarily for the oil and gas industry; and

2. The Agreement shall have full force and effect upon the execution hereof by each of DIL and the Employee (the "Effective Date").

3. Save as set out herein DIL and the Employee confirm in all respects the provisions of the Service Agreement and Supplemental Agreement.

4. The first phrase of Section 6.1 of the Supplemental Agreement is hereby revised to read as follows:

         "a report on Schedule 13D shall be filed with the US Securities and Exchange Commission pursuant to Section 13(d) of the US Securities
         Exchange Act of 1934 (the "Exchange Act')....."

5. Section 6.3 of the Supplemental Agreement is hereby revised to read as follows in its entirety:

         "6.3 the stockholders of Daniel shall approve (a) a merger or consolidation of Daniel with or into any other person, unless the sole purpose of the merger is to change Daniel's domicile within the United States of America, (b) any sale, lease, exchange or other transfer of all or substantially all the assets of Daniel and its consolidated subsidiaries, (c) the dissolution of Daniel, or (d) a transaction immediately after the consummation of which any person (within the meaning of Section 13(d) of the Exchange Act) would be the beneficial owner (as defined in Section 13(d)), directly or indirectly, of more than 50 percent of the outstanding Voting Stock; or"

6. Section 6.4 of the Service Agreement which was modified by Clause 2.4 of the Supplemental Agreement is hereby revised to read as follows in its entirety:

         "6.4 With effect from 1st January 1998, the Employee will be entitled to participate in a bonus plan whereby he will be eligible for a bonus of up to 50% of his basic annual salary, half of which will be dependent on the achievement of operational goals set for that portion of M & C for which he has primary responsibility (as communicated to him by the President of M & C) and the other half of which will be dependent on the achievement by Daniel of its target earnings, all of such operational goals and target earnings shall be set by the Chief Executive Officer of Daniel from time to time."

7. Article 7 TERMINATION of the Supplemental Agreement is hereby revised to read as follows in its entirety:

         "An "Event of Termination" shall have occurred, if, after May 12th 1998, any of the following shall occur

         7.1.1      DIL shall

         7.1.1.1 assign to the Employee duties inconsistent with his background, training or experience, or inconsistent with those of a senior managerial position within M & C;

         7.1.1.2 remove the Employee from, or fail to re-elect or appoint the Employee to, any position as a director of DIL and its associate and subsidiary companies that was held by the Employee immediately prior to the date of this Agreement;

         7.1.1.3 reduce the Employee's basic annual salary provided for by the Supplemental Agreement (as may be increased from time to time);

         7.1.1.4 relocate the Employee's principal office more than 20 miles from Swinton Grange, Malton, North Yorkshire;

         7.1.1.5 fail to continue in effect the profit sharing and pension plans of DIL in which the Employee is a participant by virtue of the Service Agreement (as amended by the Supplemental Service Agreement and this Agreement), unless an equitable arrangement (embodied in a substitute or alternative plan) shall have been made with respect to such profit sharing or pension plan to continue the Employee's participation in any such plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to the Employee and the level of the Employee's participation relative to other participants, as exist by virtue of the Service Agreement (as amended by the Supplemental Service Agreement and this Agreement);

         7.1.1.6 fail to continue to provide the Employee with benefits substantially similar to those enjoyed, or take any action that would directly or indirectly materially reduce the benefits enjoyed, by the Employee by virtue of the Service Agreement (as amended by the Supplemental Service Agreement and this Agreement);

         7.1.1.7 fail to provide the Employee with the number of paid vacation days to which the Employee was entitled;
         7.1.1.8 do any other act or omit to do anything which amounts to a significant breach going to the root of the Employee's contract of employment or which shows an intention no longer to be bound by one or more of the essential terms of the contract."

8. In consideration for the Employee agreeing to the variations in the Service Agreement and Supplemental Agreement set out in this Agreement, DIL undertakes to procure that Daniel in accordance with its Guarantee to the Employee separately given and dated 28th May 1996 (i) issues to the Employee, within 15 business days of the Effective Date, the 10,000 shares of Daniel Common Stock referred to in Section 5.3.3 of the Supplemental Agreement, which would not otherwise have been issuable to the Employee until May 28, 1999, and (ii) pays to the Employee, within 15 business days of the Effective Date, (pound) Stg 83,837 (Eighty-three thousand eight hundred and thirty-seven Pounds
         Sterling), net of any Employee's tax and national insurance as DIL is obliged to deduct, in full and final satisfaction of the two instalments of(pound)Stg 50,000 (Fifty thousand Pounds Sterling) that would have been paid under Section 5.2 of the Supplemental Agreement on May 28, 2000 and May 28, 2001, such(pound)Stg 83,837 representing the discounted present value at 6.77% per annum (which is Daniel's current cost of borrowing) of the two instalments (pound) Stg 50,000.

8. This Agreement is governed by and shall be construed in accordance with English Law and any proceedings arising herefrom shall be within the jurisdiction of the English Courts.

IN WITNESS WHEREOF, this Agreement has been executed as a Deed by DIL and the Employee the day and year first hereinbefore written.


EXECUTED as a deed by affixing the  )
Common Seal of DANIEL               )
INTERNATIONAL LIMITED in the        )
Presence of the under named and     )
Delivered at the date hereof        )



Director


Director


SIGNED as a deed by the said        )
[NAME]                              )
in the presence                     )
of the witness named below and      )
delivered at the date hereof        )



Witness